Exhibit 10.8
                            TIME BROKERAGE AGREEMENT


         TIME BROKERAGE AGREEMENT, dated as of ____________, 1997 by and between AMERICAN RADIO SYSTEMS CORPORATION, a Delaware corporation ("ARS") and JUPITER RADIO PARTNERS, a Florida Partnership ("Jupiter").

                              W I T N E S S E T H:

         WHEREAS, Jupiter is the permittee of Radio Station WTPX-FM (the "Station"), which is authorized by the Federal Communications Commission ("FCC") to operate at 105.5 megahertz in Jupiter, Florida.

         WHEREAS, ARS has expertise in radio station programming and operations.

         WHEREAS, Jupiter wishes to retain ARS to provide programming for the Station in conformity with the FCC's policies for time brokerage arrangements and as set forth herein, and ARS wishes to avail itself of the Station's broadcast time in conformity with such FCC policies.

         WHEREAS, Jupiter has granted ARS an exclusive option to purchase the Station, and the parties contemplate that during the term hereof, if and when ARS exercises said option, the parties will then enter into an asset purchase agreement and will request FCC consent to the assignment of the Station license from Jupiter to ARS.

         NOW, THEREFORE, in consideration of the above recitals and mutual promises and covenants herein, the parties, intending to be bound legally, agree as follows:

                                    Section 1
                             Use of Station Air Time

         1.1 Term. The term of this Agreement shall be for a period commencing on the date on which the Station begins operating under program test authority (the "Commencement Date"), and terminating on the earliest to occur of: (a) the closing date of the sale of the Station to ARS; (b) one year from the Commencement Date; or (c) termination of this Agreement pursuant to Section 6.1 hereof.

         1.2 Scope. During the term hereof, Jupiter shall make available to ARS time on the Station as set forth in this Agreement. ARS shall deliver such programming, at its expense, to the Station's transmitter facilities or other authorized





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remote control point as reasonably  designated by Jupiter.  Subject to Jupiter's reasonable approval, as set forth in this Agreement, ARS shall provide entertainment programming of its selection, complete with commercial matter, news, public service announcements and other suitable programming to the Station up to one hundred sixty-four (164) hours per week. Jupiter may use the remaining four hours per broadcast week for the broadcast of its own regularly scheduled news, public affairs and other non-entertainment programming on Sunday mornings between the hours of 7:00 a.m. and 9:00 a.m., or at such other times as Jupiter and ARS shall mutually agree. All time not reserved by Jupiter shall be available for use by ARS and no other party.

         1.3 Consideration. In consideration for the programming time made available to ARS hereunder, ARS shall pay Jupiter the monetary consideration described in Attachment I hereto.

         1.4 Jupiter's Operation of the Station. Jupiter will have full authority, power and control over the operations of the Station during the term of this Agreement. Jupiter will bear all responsibility for the Station's compliance with all applicable provisions of the Communications Act of 1934, as amended, the rules, regulations and policies of the FCC and all other applicable laws. Jupiter shall maintain a main studio, as that term is defined by the FCC, within the Station's principal community contour, and shall comply with the FCC's requirements for staffing a main studio. Jupiter shall maintain the Station's local public inspection file within the community of license and shall prepare and place in such inspection file its quarterly issues and program lists on a timely basis. Upon request by Jupiter, ARS shall provide Jupiter with information concerning any of ARS's programs which Jupiter may desire to include in the Station's quarterly issues and programs lists. Jupiter shall also maintain the Station logs, receive and respond to telephone inquiries, and control and oversee any remote control point for the Station. Jupiter shall employ at its expense Station personnel consisting of, at a minimum, a full-time managerial employee and a non-managerial employee, who will report to and assist the managerial employee in the performance of his or her duties. Each of Jupiter's employees shall report to and be accountable to Jupiter. Jupiter shall be responsible for the salaries, taxes, insurance and related costs for all personnel it employs at the Station and shall maintain insurance covering the Station's transmission facilities. Except as provided in Sections 1.5 and 1.8 herein, or as the parties may otherwise agree in writing, Jupiter shall be solely responsible for all capital and non-capital, ordinary and customary operating expenses of the Station, including but not limited to maintenance of the studio and transmitting facility and costs of electricity.

         1.5 ARS Responsibility. ARS shall be solely responsible for any expenses incurred in the origination and/or delivery of

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programming  it provides to the Station  and for any  publicity  or  promotional expenses, including, without limitation, ASCAP, BMI and SESAC music license fees for all programming provided by ARS. ARS shall employ and be solely responsible for the salaries, taxes, insurance and related costs for all personnel employed by ARS (including, without limitation, salespeople, traffic personnel, board operators and programming staff). All personnel shall be subject to Jupiter's overall supervision, consistent with ARS's right to the use of the Station facilities pursuant to Section 1.9 hereof. If and when requested by Jupiter, ARS shall perform, without charge, routine monitoring of the Station's transmitter performance and tower lighting.

         1.6 Contracts. Jupiter will not enter into any third-party contracts, leases or agreements which would bind ARS in any way without ARS's prior written approval. ARS will not enter into any third-party contracts, leases or agreements which would bind Jupiter in any way without Jupiter's prior written approval.

         1.7 Hourly Credit. ARS shall receive from Jupiter, as a refund consisting of a flat rate credit of [$21.39] per hour ("Hourly Credit"), for any part of the weekly one hundred sixty-four (164) hours of programming time that Jupiter uses to broadcast its own programming including periods during which the Station is unable, for any reason (except for ARS's failure to deliver its programming to the Station), to broadcast ARS's programming. Such refunds to ARS shall be paid within ten (10) days of the end of each month.

         1.8 Station Operation. Jupiter shall notify ARS in writing at least five (5) business days prior to (i) making any changes in management personnel of the Station, (ii) entering into any material contractual obligations relating to the Station, (iii) purchasing equipment for the Station, or (iv) making any other material changes in the operation of the Station. Jupiter agrees to purchase equipment and other material and services which ARS may reasonably suggest is necessary for the Station's operations, provided that ARS agrees to reimburse Jupiter for all costs associated with such purchases including, without limitation, installation, wiring and similar related costs.

         1.9 Use of Station Studios. Jupiter agrees to provide ARS with such access to and use of all of the Station's facilities including the studios and broadcast equipment, as ARS may require or reasonably need in order to provide programming for the Station and otherwise perform its obligations hereunder; provided, however, that Jupiter shall maintain, for its sole use, sufficient space at the Station's studios for its employees. Under the overall supervision of Jupiter, ARS shall and may peacefully and quietly have the full use and enjoyment of the Station's facilities, studios and equipment free from any hindrance from any person or persons whomsoever claiming by,

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through or under  Jupiter.  ARS shall use the studios and equipment only for the purpose of producing programming for the Station and otherwise performing its obligations hereunder and shall at all times be subject to the good faith oversight of Jupiter.

                                    Section 2
                 Station Obligations to the Community of License

         2.1 Jupiter's Authority. Notwithstanding any other provision of this Agreement, ARS recognizes that Jupiter has certain obligations to broadcast programming to meet the needs and interests of the community of license for the Station. On a regular weekly basis Jupiter shall air specific programming on issues of importance to the local community. Nothing in this Agreement shall abrogate the unrestricted authority of Jupiter to discharge its obligations to the public and to comply with the law, rules and policies of the FCC with respect to meeting the ascertained needs and interests of the public.

         2.2 Pre-emption Rights of Jupiter. Although both parties shall cooperate in the broadcast of emergency information over the station, Jupiter shall also retain the right to interrupt ARS's programming in case of an emergency or for programming which, in the reasonable good faith judgment of Jupiter, is of overriding public importance. Such interruption shall not entitle ARS to any credits pursuant to Section 1.7 hereof. Jupiter shall also coordinate with ARS the Station's hourly station identification announcements to be aired in accord with FCC rules.

                                    Section 3
                          Station Programming Policies

         3.1 Programming Policy Statement. Jupiter has adopted and will enforce a Broadcast Station Programming Policy Statement (the "Policy Statement"), a copy of which is included as Attachment II hereto. Jupiter may amend the Policy Statement from time to time upon notice to ARS. ARS agrees and covenants that it and the programming it will provide to the Station will comply in all material respects with the Policy Statement and with all rules and regulations of the FCC pertaining to radio broadcast programming. If Jupiter reasonably determines that a program supplied by ARS does not comply with the Policy Statement, Jupiter may suspend or cancel such program upon written notice to ARS of such decision. All advertising spots and promotional material or announcements shall be produced in accordance with quality standards established by Jupiter and

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shall comply with applicable  federal,  state and local regulations and policies and the Policy Statement.

         3.2 Jupiter's Control of Programming. ARS recognizes that Jupiter has full authority to control the operation of the Station, and that such authority includes, but is not limited to, the right to reject or refuse such portions of ARS's programming which Jupiter reasonably believes to be unsatisfactory, unsuitable or contrary to the public interest. However, ARS shall have the right to change the programming elements and/or format of the programming supplied to the Station by giving Jupiter at least twenty-four (24) hours' notice of such changes.

         3.3 Compliance with Copyright Act. ARS represents and warrants to Jupiter that ARS has full authority to broadcast its programming on the Station. ARS agrees that it will not broadcast any material in violation of any law, rule, regulation or the Copyright Act. All music supplied by ARS shall be: (i) licensed by ASCAP, SESAC or BMI; (ii) in the public domain; or (iii) cleared at the source by ARS. Consistent with Section 1.2 hereof, Jupiter will maintain ASCAP, BMI and SESAC licenses as necessary for programming provided by Jupiter to the Station. ARS shall have the exclusive right to use the programming ARS provides to the Station and to authorize its use in any manner.

         3.4 Sale of Advertising. ARS shall retain all revenues from the sale of advertising time within the programming it provides to the Station. ARS may sell advertising on the Station in combination with any other broadcast stations of its choosing, provided that such combination of sales activities is in compliance with applicable governmental rules and policies. ARS shall be responsible for payment of the commissions due to any national sales representative engaged by it for the purpose of selling national advertising which is carried during the programming it provides to the Station. Jupiter shall retain all revenues from the sale of advertising during the hours each week in which it airs its own non-entertainment programming, with the exception provided for certain political advertising set forth in Section 5.2 herein.

         3.5 Payola. ARS agrees that it will not accept any consideration, compensation, gift or gratuity of any kind whatsoever, regardless of its value or form, including, but not limited to, a commission, discount, bonus, material, supplies or other merchandise, services or labor (collectively "Consideration"), whether or not pursuant to written contracts or agreements between ARS and merchants or advertisers, unless the payer is identified in the program for which Consideration was provided as having paid for or furnished such Consideration, in accordance with the Communications Act and FCC requirements. At least once each quarter, ARS shall execute and provide Jupiter

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with a Payola Affidavit  substantially in the form attached hereto as Attachment
III.

                                    Section 4
                      Indemnification; Challenge before FCC

         4.1 ARS's Indemnification. ARS shall indemnify and hold harmless Jupiter from and against any and all claims, losses, costs, liabilities, damages, forfeitures and expenses (including reasonable attorney fees and other expenses incidental thereto) of every kind, nature and description (collectively, "Damages") resulting from (i) ARS's breach of any representation, warranty, covenant or agreement contained in this Agreement, or (ii) any action taken by ARS or its employees and agents with respect to the Station, or any failure by ARS or its employees and agents to take any action with respect to the Station, including, without limitation, all Damages relating to violations of the Act or any rule, regulation or policy of the FCC, libel, slander, unfair competition or trade practices, infringement of trademarks, trade names or program titles, violation of rights of privacy, and infringement of copyrights and proprietary rights resulting from the broadcast of programming furnished by ARS and ARS's broadcast and sale of advertising time on the Station. ARS's obligation to hold Jupiter harmless against the Damages specified above shall survive any termination of this Agreement until the expiration of all applicable statutes of limitation.
         4.2 Jupiter's Indemnification. Jupiter shall indemnify and hold harmless ARS from and against any and all Damages resulting from (i) Jupiter's breach of any representation, warranty, covenant or agreement contained in this Agreement, or (ii) any action taken by Jupiter or its employees and agents with respect to the Station, or any failure by Jupiter or its employees and agents to take any action with respect to the Station, including, without limitation, all Damages relating to violations of the Act or any rule, regulation or policy of the FCC, libel, slander, unfair competition or trade practices, infringement of trademarks, trade names or program titles, violation of rights of privacy, and infringement of copyrights and proprietary rights resulting from the broadcast of programming furnished by Jupiter. Jupiter's obligation to hold ARS harmless against the Damages specified above shall survive any termination of this Agreement until the expiration of all applicable statutes of limitation.

         4.3 Limitation. Neither party shall be entitled to indemnification pursuant to this section unless such claim for indemnification is asserted in a writing delivered to the other party.

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         4.4 Time  Brokerage  Challenge.  If this Agreement is challenged at the
FCC, counsel for Jupiter and counsel for ARS shall jointly defend the Agreement and the parties' performance thereunder throughout all FCC proceedings, and each party shall bear its own expenses. If portions of this Agreement do not receive the approval of the FCC staff, then the parties shall reform the Agreement or, at ARS's option and expense, seek reversal of the staff decision and approval from the full Commission on appeal.

                                    Section 5
         Access to ARS Materials; Correspondence; Political Advertising

         5.1  Confidential Review.  Prior to the provision of any
programming by ARS to the Station under this Agreement, ARS shall acquaint Jupiter with the nature and type of programming to be provided. Jupiter, solely for the purpose of ensuring ARS's compliance with applicable laws, FCC rules and the Policy Statement, shall be entitled to review at its discretion, from time to time on a confidential basis, any programming material it may reasonably request from ARS. ARS shall promptly provide Jupiter with copies of all correspondence and complaints received from the public (including telephone logs of any complaints telephoned in), copies of all program logs and, upon request, copies of promotional materials. However, nothing in this section shall entitle Jupiter to review the internal corporate or financial records of ARS.
         5.2 Political Advertising. ARS shall cooperate with and assist Jupiter in complying with all rules of the FCC regarding political advertising. ARS shall promptly supply such information to Jupiter as may be necessary to comply with the lowest unit rate, equal opportunities and reasonable access requirements of federal law. To the extent reasonably necessary to assure that Jupiter meets its political time obligations under the Communications Act of 1934, as amended, and the rules and regulations of the FCC, ARS shall release advertising availabilities to Jupiter; provided, however, that all revenues realized by Jupiter as a result of such a release of advertising time shall be immediately paid to ARS.

                                    Section 6
                      Termination and Remedies Upon Default

         6.1 Termination. In addition to other remedies available at law or equity and the provisions of Section 1.1 hereof, either party hereto may terminate this Agreement by written notice to

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the other,  provided that the party seeking to terminate is not then in material default or breach hereof, upon the occurrence of any of the following:

                  (a) this Agreement is declared invalid or illegal in whole or substantial part by an order or decree of an administrative governmental agency or court of competent jurisdiction, and such order or decree has become final and no longer subject to further administrative or judicial review;

                  (b) the other party is in material breach of its obligations hereunder and has failed to cure such breach within thirty (30) days of notice from the non-breaching party;

                  (c)  the mutual consent of both parties;

                  (d) there has been a material change in FCC rules, policies or precedent that would cause this Agreement to be in violation thereof and such change is in effect and not the subject of an appeal or further administrative review.

         6.2 ARS's Remedies for Operational Deficiencies. ARS shall have the following remedies for deficiencies in or events related to equipment owned by
Jupiter:

                  (a) If ARS receives during the first sixty (60) days of this Agreement a report of a consulting engineer, chosen by ARS, which concludes that the Station is not operating within the parameters authorized by the FCC, Jupiter shall be obligated, at its expense, to take such steps as are reasonably necessary to restore the operating parameters of the Station or demonstrate, by the use of the report of another consulting engineer, hired at its expense, that the operating parameters are not materially deficient. If the Station's operating parameters are not restored within thirty (30) days notice of the operating deficiencies, then ARS shall be entitled to a full refund, on a daily basis, of the Hourly Credit amount set forth in Section 1.7 hereof until such deficiencies are corrected. All refunds due ARS hereunder shall be made within ten (10) days of the end of the month in which the deficiency was detected.

                  (b) If, for a period of five consecutive days or more, Jupiter reduces the Station's transmitter output power by fifty percent (50%) or more, and, as a result thereof, ARS is required to make rebates and/or other financial accommodations to its advertisers, ARS may elect to receive from Jupiter a refund equal to one half of the Hourly Credit amount set forth in Section 1.7 for so long as such power reduction continues. Jupiter shall make the refund payments to ARS within ten (10) days of the end of each month in which the Station's power is reduced.


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                  (c) If Jupiter uses an auxiliary or alternate  transmitter for the Station for a period of five (5) consecutive days or more and, as a result, ARS is required to make rebates and/or other financial accommodations to its advertisers, then ARS shall be entitled to a refund which, for up to the first 30 days of such operation, shall be twenty-five percent (25%) of the Hourly Credit amount set forth in Section 1.7 for so long as such auxiliary or alternate transmitter is in use. Should the use of an auxiliary or alternate transmitter continue for more than thirty (30) days, the refund for such period shall be equal to fifty percent (50%) of the Hourly Credit amount set forth in
Section 1.7 for so long as such auxiliary or alternate transmitter is in use. Any refunds due ARS hereunder shall be made within ten (10) days of the end of the month in which the auxiliary or alternative transmitter is in use.

                  (d) If, due to damage to or failure of transmission equipment, the Station is off the air for five (5) consecutive days or for a total of one hundred twenty (120) hours during any thirty (30) day period, ARS shall be entitled to a full refund, on a daily basis, of the Hourly Credit amount set forth in Section 1.7 and such refund shall be made within ten (10) days of the end of the month.

         6.3 Force Majeure. Any failure or impairment of the Station's facilities, any delay or interruption in the broadcast of programs, or failure at any time to furnish facilities, in whole or in part, for broadcast, due to acts of god, strikes, lockouts, material or labor restrictions by any governmental authority, civil riot, floods and any other cause not reasonably within the control of Jupiter will not render Jupiter liable to ARS, except to the extent of allowing in each such case an appropriate refund for time not provided based upon the Hourly Credit set forth under Section 1.7 and calculated upon the length of time during which the failure or impairment exists or continues.

         6.4 Other Agreements. During the term of this Agreement, Jupiter will not enter into any other time brokerage, program provision, local marketing, management, joint sales or similar agreement with any third party with respect to the Station.

                                    Section 7
                    Representations, Warranties and Covenants

         7.1  Jupiter's  Representations,   Warranties  and  Covenants.  Jupiter
represents and warrants, or, as the case may be, covenants to ARS that:


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                  7.1.1.  Jupiter  is  a  partnership  duly  organized,  validly existing and in good standing under the laws of the State of Florida. Jupiter has the partnership power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to take all other actions required to be taken by it pursuant to the provisions hereof. This Agreement is a legal, valid and binding obligation of Jupiter, enforceable against it in accordance with its terms.

                  7.1.2. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby by Jupiter will (with or without the giving of notice thereof, the lapse of time or both): (i) conflict with, result in a breach of, or constitute a default under, any law, judgment, order, ordinance, decree, rule, regulation or ruling of any court or governmental instrumentality which is applicable to Jupiter; or (ii) conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of, any material agreement, instrument, license or permit to which Jupiter is a party or by which it may be bound.

                  7.1.3 On the Commencement Date, Jupiter will have obtained all FCC authorizations or permits necessary for the present operation of the Station, and, within ten days after the Commencement Date, Jupiter will file with the FCC an application for a broadcast station license to cover the construction permit for the Station.

                  7.1.4 There is not now pending or, to Jupiter's knowledge, threatened, any action by the FCC or by any party to revoke, cancel, suspend, or modify adversely any of such permits or authorizations.

                  7.1.5 To Jupiter's knowledge, after due inquiry, Jupiter is not in material violation of any statute, ordinance, rule, regulation, policy, order or decree of any federal, state or local entity, court or authority having jurisdiction over it or the Station, which would have an adverse effect upon Jupiter, its assets utilized in the operation of the Station, the Station or upon Jupiter's ability to perform this Agreement.

                  7.1.6 All reports, annual regulatory fees and applications required to be filed with the FCC or any other governmental body have been, and during the course of the term of this Agreement or any extension thereof, will be in all material respects complete, accurate and timely filed.

                   7.1.7 The facilities of the Station are, and during the term of this Agreement shall remain, in compliance in all material respects with the engineering requirements set forth in the rules and regulations of the FCC and in the licenses, permits and authorizations issued by the FCC to Jupiter in connection with the Station.


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                  7.1.8 Jupiter has not disposed of, and during the term of this
Agreement, shall not dispose of, transfer or assign any material assets and properties used and useful in connection with the operation of the Station except with the prior written consent of ARS.

                  7.1.9 Jupiter shall not knowingly take any action or omit to take any action which would have an adverse impact upon Jupiter, its assets utilized in the operation of the Station, the Station or Jupiter's ability to perform this Agreement.

                  7.1.10 Jupiter shall pay, in a timely fashion, all of the non-capital, ordinary and customary expenses incurred in operating the Station, including without limitation, lease payments, utilities and taxes.

         7.2 ARS's Representations, Warranties and Covenants. ARS represents and warrants, or, as the case may be, covenants to Jupiter that:

                  7.2.1. ARS is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. ARS has the corporate power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to take all other actions required to be taken by it pursuant to the provisions hereof. This Agreement is a legal, valid and binding obligation of ARS, enforceable against it in accordance with its terms.

                  7.2.2. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby by ARS will (with or without the giving of notice thereof, the lapse of time or both): (i) conflict with, result in a breach of, or constitute a default under, any law, judgment, order, ordinance, decree, rule, regulation or ruling of any court or governmental instrumentality which is applicable to ARS; or (ii) conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of, any material agreement, instrument, license or permit to which ARS is a party or by which it may be bound.


                                    Section 8
                                  Miscellaneous

         8.1 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors and

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permitted  assigns.  Neither  party may assign its rights  under this  Agreement without the prior written consent of the other party, provided, however, that ARS has the absolute right to assign this Agreement and all of its rights and obligations hereunder, following written notice to Jupiter, to an entity under common control.

         8.2 Call Letters. Upon request of ARS and at ARS's expense, Jupiter shall apply to the FCC for authority to change the call letters of the Station to such call letters as ARS shall reasonably designate. Otherwise, Jupiter shall cooperate with ARS and notify ARS in advance of making any change in the call letters of the Station.

         8.3 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

         8.4 Jupiter's Compliance with 47 C.F.R. ss.73.3555(a)(2)(ii). By executing this Agreement, Jupiter hereby certifies that for the term of this Agreement, it shall maintain ultimate control over the Station's facilities, including specifically control over the Stations's finances, personnel and programming, and nothing herein shall be interpreted as depriving Jupiter of the power or right of such ultimate control.

         8.5 ARS's Compliance with 47 C.F.R. ss.73.3555(a)(2)(ii). By executing this Agreement, ARS hereby certifies that this Agreement complies with the FCC's restrictions on local and national multiple station ownership set out in Section 73.3555(a)(1) and (e) (1) of the FCC's rules.

         8.6 Payment of Legal Fees. Each party shall pay its own reasonable legal fees and related expenses incurred in connection with the negotiation of this Agreement.

         8.7 Entire Agreement. This Agreement and the Attachments hereto embody the entire agreement and understanding of the parties with respect to the matters provided for herein and supersede any and all prior agreements, arrangements and understandings relating to matters provided for herein. No amendment, waiver of compliance with any provision or condition hereof, or consent pursuant to this Agreement will be effective unless evidenced by an instrument in writing signed by the parties.
         8.8 Taxes. Jupiter and ARS shall each pay its own ad valorem taxes, if any, which may be assessed on such party's respective personal property for the periods that such items are owned by such party. Each party shall be responsible for any

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



sales tax imposed on advertising aired during the programming provided by that party.

         8.9 Headings. The headings are for convenience only and will not control or affect the meaning or construction of the provisions of this Agreement.

         8.10 Governing Law. The obligations of Jupiter and ARS are subject to applicable federal, state and local law, rules and regulations, including, but not limited to, the Communications Act of 1934, as amended, and the Rules and Regulations of the FCC. The construction and performance of the Agreement will be governed by, and construed and enforced in accordance with the laws of the State of Florida, without reference to its principles of conflicts of law.

         8.11 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received (i) on the date of personal delivery, if personally delivered; (ii) on the fifth day after deposit in the U.S. mail, if mailed by registered or certified mail, postage prepaid and return receipt requested; (iii) on the day after delivery to a recognized overnight courier service, if sent for next morning delivery; or
(iv) when dispatched by facsimile transmission (with the facsimile transmission confirmation being deemed conclusive evidence of such dispatch); if intended for Jupiter, shall be addressed as follows:

                  Jupiter Radio Partners
                  c/o Ms. Patricia S. Dahlin
                  Vice President/Controller
                  InterMart Broadcasting
                  4810 Deltona Drive
                  Punta Gorda, FL 33950
                  Facsimile:  941/639-6742

with a copy to:

                  Howard A. Topel, Esquire
                  Fleischman and Walsh, L.L.P.
                  1400 16th Street, NW
                  Washington, DC 20036
                  Facsimile:  202/745-0916

or at such other address of which Jupiter shall have given notice to ARS in the manner herein provided;

if intended for ARS, shall be addressed as follows:

                  American Radio Systems Corporation
                  116 Huntington Avenue
                  Boston, MA   02116
                  Attn:  Michael B. Milsom, Esquire
                  Facsimile: 617/375-7575
with a copy to:

                  Howard J. Braun, Esq.
                  Rosenman & Colin LLP
                  1300 19th Street, N.W.
                  Suite 200
                  Washington, DC 20036
                  Facsimile: 202/429-0046

or at such other address of which ARS shall have given notice to Jupiter in the manner herein provided.

         8.12 Severability. If any provision of this Agreement or the application thereof to any person or circumstances shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

         8.13 Specific Performance. The parties recognize that in the event Jupiter should refuse to perform under the provisions of this Agreement, monetary damages alone will not be adequate. ARS shall therefore be entitled to seek specific performance of all terms of this Agreement. In the event of any action to enforce this Agreement, Jupiter hereby waives the defense that there is adequate remedy at law.

         8.14 Arbitration. Any dispute arising out of or related to this Agreement that Jupiter and ARS are unable to resolve by themselves shall be settled by arbitration in Jupiter, Florida, by a panel of three arbitrators. Jupiter and ARS shall each designate one disinterested arbitrator and the two arbitrators designated shall select the third arbitrator. The persons selected as arbitrators need not be professional arbitrators, and persons such as lawyers, accountants and bankers shall be acceptable. The arbitration hearing shall be conducted in accordance with the commercial arbitration rules of the American Arbitration Association. The written decision of a majority of the arbitrators shall be final and binding on Jupiter and ARS. The costs and expenses of the arbitration proceeding shall be assessed between Jupiter and ARS in a manner to be decided by a majority of the arbitrators, and the assessment shall be set forth in the decision and award of the arbitrators. Judgment on the award, if it is not paid within thirty days, may be entered in any court having jurisdiction over the matter. No action at law or in equity based upon any claim arising out of or related to this Agreement shall be instituted in any court by Jupiter or ARS against the other except: (i) an action to compel arbitration pursuant to this Section, (ii) an action to enforce the award of the arbitration panel rendered in accordance with this Section; or (iii) a suit for specific performance pursuant to Section 8.13.

             IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.


                                            JUPITER RADIO PARTNERS

                                            By:  InterMart Broadcasting, General
                                                     Managing Partner



                                                     By:_______________________
                                                        Patricia S. Dahlin
                                                        Vice President


                                            AMERICAN RADIO SYSTEMS CORPORATION


                                            By:________________________________
                                               Name:
                                               Title:

                                  ATTACHMENT I

                                  Consideration

             Jupiter shall be entitled to a monthly fee of Fifteen Thousand Two Hundred Dollars ($15,200) (the "TBA Fee") during the term of this Agreement. However, on the Commencement Date, ARS shall pay Jupiter the sum of One Hundred Eighty-Two Thousand Four Hundred Dollars ($182,400.00), representing payment of the TBA Fee in advance for twelve months (the "Total TBA Fee"). ARS shall pay the Total TBA Fee by wire transfer of federal funds to an account designated in writing by Jupiter.

             If this Agreement is terminated by either party before the end of the twelfth month from the Commencement Date, Jupiter shall refund to ARS the pro rata portion of the Total TBA Fee allocable to the remainder of the twelve-month period (the "TBA Refund"). If such termination results from ARS and Jupiter's consummation of an agreement pursuant to which ARS purchases the assets of the Station from Jupiter, Jupiter shall pay the TBA Refund on the closing date under said agreement. If this Agreement terminates for any other reason prior to the end of the twelfth month, Jupiter shall pay the TBA Refund to ARS within 30 days of the termination date.

                                  ATTACHMENT II

                          Programming Policy Statement


         ARS agrees to cooperate with Jupiter in the broadcasting of programs of the highest possible standard of excellence and for this purpose to observe the following regulations in the preparation, writing and broadcasting of its programs.

                  I. No Plugola or Payola. The mention of any business activity or "plug" for any commercial, professional, or other related endeavor, except where contained in an actual commercial message of a sponsor, is prohibited.

                  II. No Lotteries. Announcements giving any information about lotteries or games prohibited by federal or state law or regulation are prohibited.

                  III. Election Procedures. At least ninety (90) days before the start of any primary or election campaign, ARS will clear with Jupiter's general manager the rate ARS will charge for the time to be sold to candidates for the public office and/or their supporters to make certain that the rate charged is in conformance with the applicable law and station policy.

                  IV. Required Announcements. ARS shall broadcast (i) an announcement in a form satisfactory to Station at the beginning of each hour to identify WTPX, (ii) an announcement at the beginning and end of each program to indicate that program time has been purchased by ARS, and (iii) any other announcements that may be required by law, regulation, or Station policy.

                  V. Commercial Recordkeeping. ARS shall not receive any consideration in money, goods, services, or otherwise, directly or indirectly (including to relatives) from any persons or company for the presentation of any programming over the Station without reporting the same in advance to and receiving the prior written consent from Jupiter's general manager. No commercial messages ("plugs") or undue references shall be made in programming presented over station to any business venture. profit making activity, or other interest (other than noncommercial announcements for bona fide charities, church activities or other public service activities) in which ARS (or anyone else) is directly or indirectly interested without the same having been approved in advance by the general manager/chief engineer and such broadcast being announced and logged and sponsored.

                  VI. No Illegal Announcements. No announcements or promotion prohibited by federal or state law or regulation of any lottery or game shall be made over the Station. Any game, contest, or promotion relating to or to be presented over the Station must be fully stated and explained in advance to Jupiter, which reserves the right in its sole discretion to reject any game, contest, or promotion.

                  VII. Jupiter Discretion Paramount. In accordance with the Jupiter's responsibility under the Communications Act of 1934, as amended, and the Rules and Regulations of the Federal Commissions, Jupiter reserves the right to reject or terminate any advertising proposed to be presented or being presented over the Station which is in conflict with Jupiter's policy or which in Jupiter's or its general manager/chief engineer's sole judgment would not serve the public interest.


                  Jupiter may waive any of the foregoing regulations in specific instances, if, in its opinion, good broadcasting in the public interest is served.

                  In any case where questions of policy or interpretation arise, ARS should submit the same to Jupiter for decision before making any commitments in connection therewith.






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



                                 ATTACHMENT III

                            FORM OF PAYOLA AFFIDAVIT



City of_________________      )
County of_______________      )      ss.
State of ________________     )

                          ANTI-PAYOLA/PLUGOLA AFFIDAVIT


____________________________ being first duly sworn, deposes and says as follows:

1.           He/she is _________________ for _____________________. (Position)

2.           He/she has acted in the above capacity since _________.

3. No matter has been broadcast by Station __________ for which service, money or other valuable consideration has been directly or indirectly paid, or promised to, or charged, or accepted, by him/her from any person, which matter at the time so broadcast has not been announced or otherwise indicated as paid for or furnished by such person.

4. So far as he/she is aware, no matter has been broadcast by Station _______ for which service, money, or other valuable consideration has been directly or indirectly paid, or promised to, or charged, or accepted by Station _______ in furnishing programs, from any person, which matter at the time so broadcast has not been announced or otherwise indicated as paid for or furnished by such person.

5. In future, he/she will not pay, promise to pay, request, or receive any service, money, or any other valuable consideration, direct or indirect, from a third party, in exchange for the influencing of or the attempt to influence, the preparation of presentation or broadcast matter on Station ________.

6. Nothing contained herein is intended to, or shall prohibit receipt or acceptance of anything with the expressed knowledge and approval of my employer, but henceforth any such approval must be given in writing by someone expressly authorized to give such approval.

7. He/she, his/her spouse and his/her immediate family do____ do not ____ have any present direct or indirect ownership interest in (other than an investment in a corporation whose stock is publicly held), serve as an officer or director of, whether with or without compensation, or serve as an employee of, any person, firm or corporation engaged in:

             1.            The publishing of music;

             2. The production, distribution (including wholesale and retail sales outlets), manufacture or exploitation of music, films, tapes, recordings or electrical transcriptions of any program material intended for radio broadcast use;

             3. The exploitation, promotion, or management of persons rendering artistic, production and/or other services in the entertainment field;

             4. The ownership or operation of one or more radio or television stations;

             5. The wholesale or retail sale of records intended for public purchase;

             6. Advertising on Station ______, or any other station owned by its licensee (excluding nominal stockholdings in publicly owned companies).

8. The facts and circumstances relating to such interest are none ________ as follows_____:

             _________________________________________________________

             _________________________________________________________

             _________________________________________________________






                                                _______________________________
                                                              Affiant

Subscribed and sworn to before me
this _____ day of______________ 199___.


_______________________________________
Notary Public

My Commission expires: __________________





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